--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   Cooper           Ronald            B.            (Month/Day/Year)       ImproveNet, Inc.  (IMPV)
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    (Last)          (First)          (Middle)        3/15/00            5. Relationship of Reporting Person   6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director           10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
6029 Cantebury Drive                                Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                            President                             Line)
                                                                           ---------------------------            Form filed by One
                                                                                                               X  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Agoura Hills          CA               91301                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)
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Common Stock                                         400,000(1)                     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

(1) Subject to repurchase by the Company. 25% of the shares shall be released from the repurchase option on March 29, 2000 with remainder monthly over 3 years.

* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 1
                                                                                                                     SEC 1473 (3-99)


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Employee Stock Option (right to buy)  Note 2  3/18/09    Common Stock        177,162      $0.25        D
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Explanation of Responses:

2.  Incentive Stock Option granted pursuant to the 1996 Stock Option Plan. 25% of the shares shall vest on March 29, 2000 with the remainder of the shares vesting monthly over 3 years. Such shares are subject to early exercise.


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**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (3-99)